Exhibit 99.1

                                                                                                                   Contact: Richard A. Peabody
                                                                                                                   Vice President and
                                                                                                                   Chief Financial Officer
                                                                                                                   (214) 343-7812

Romacorp, Inc. Announces Fourth Quarter and Fiscal Year-End Results

Dallas, Texas, June 30, 2003 -- Romacorp, Inc. today announced results for its fourth quarter and fiscal year ended March 30, 2003. The fourth quarter and fiscal year included one extra week versus the same periods of the prior year.

Revenue for the quarter decreased $1.4 million, or 4.1%, to $32.8 million as compared with the same quarter of the prior year. For the fiscal year, revenues decreased $10.4 million, or 8.0%, to $119.3 million as compared with the prior year. The lower revenue is due to a decrease in sales at comparable restaurants of 6.1% for the quarter and 5.1% for the fiscal year and the full year or partial year effect of five restaurant closures in fiscal 2002 and one restaurant closure in fiscal 2003, partially offset by sales of $2.1 million during the extra week in fiscal 2003.

During the fourth quarter, franchisees opened restaurants in Kennewick, Washington; Trinidad and Tobago; and San Salvador, El Salvador. Five franchise restaurants were closed during the quarter.

For the fourth quarter, Adjusted EBITDA, as defined herein, decreased 10.7% to $3.8 million from $4.3 million during the same quarter of the prior year while for the fiscal year, Adjusted EBITDA of $10.7 million was 18.1% lower than the prior year amount of $13.0 million. This decrease in Adjusted EBITDA is due primarily to the sales shortfall experienced during the quarter and fiscal year.

The Company recorded a charge related to the impairment of long-lived assets of $5.3 million during the fourth quarter. Of this amount, $2.3 million was related to twelve under-performing restaurants and the further impairment of a property closed during a prior year. The remaining impairment of $3.0 million was related to the classification of 11 properties as held for sale and the related write-down to estimated fair market value.

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No.109, "Accounting for Income Taxes" which requires that deferred tax assets and liabilities be recognized for the effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. Based upon the level of historical taxable income and projections for future taxable income over the periods that the deferred tax assets are expected to be deductible, the Company has recorded an additional valuation allowance of approximately $10.0 million during the fourth quarter of fiscal 2003, representing 100 percent of the deferred tax assets since management is unable to determine that it is more likely than not that the deferred tax assets will be realized.

The net loss for the fourth quarter was $11.9 million compared with net loss of $4.3 million during the same quarter of the prior year. The loss before income taxes for the fourth quarter was $3.9 million compared with a loss before income taxes of $5.4 million during the same quarter of the prior year. For the fiscal year, the Company experienced a net loss of $14.1 million compared with a net loss of $5.5 million during the prior year. For the fiscal year, the loss before income taxes was $6.9 million compared with a loss before income taxes of $7.3 million during the prior year. The effect of the valuation allowance to reduce deferred tax assets, the sales shortfall and increased asset impairments for the quarter and fiscal year were partially offset by the provision for closed restaurants of $1.3 million recorded during the fourth quarter of the prior year and the gain of $788,000 related to the repurchase of Senior Notes with a face value of $2.0 million during the fourth quarter of fiscal 2003.

David W. Head, Chief Executive Officer and President, commented, "Romacorp's financial performance during the fiscal year ended March 2003 was disappointing as the Company has continued to experience comparable sales decreases during a period of weakness in the economy. I view the Company's menu development and operations excellence initiatives critical to our turn-around as we focus our efforts in these areas to support our company and franchise operators."

Romacorp, Inc. operates and franchises Tony Roma's restaurants, the world's largest casual dining restaurant chain specializing in ribs. The Company currently operates 43 restaurants and franchises 215 restaurants in 28 states and 27 foreign countries and territories.

Forward-Looking Comments

Statements which are not historical facts contained herein are forward-looking statements that involve estimates, risks and uncertainties, including but not limited to: consumer demand and market acceptance risk; the level of and the effectiveness of marketing campaigns by the Company; training and retention of skilled management and other restaurant personnel; the Company's ability to locate and secure acceptable restaurant sites; the effect of economic conditions, including interest rate fluctuations, the impact of competing restaurants and concepts, new product introductions, product mix and pricing, the cost of commodities and other food products, labor shortages and costs and other risks detailed in filings with the Securities and Exchange Commission.

(table to follow)

ROMACORP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(UNAUDITED)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	March 30, 2003	March 24, 2002	March 30, 2003	March 24, 2002

Restaurant sales	$29,569	$31,097	$107,614	$117,893
Franchise fees and royalties	3,194	3,049	11,679	11,756
Total revenues	32,763	34,146	119,293	129,649

Cost of sales	9,318	10,461	34,551	39,070
Direct labor	9,832	9,512	36,848	39,151
Other	8,208	8,530	31,727	33,953
General and administrative expenses	2,914	2,883	10,892	10,580
Impairment of long-lived assets	5,327	4,822	5,327	4,822
Other loss provisions	--	1,293	--	1,293
Total operating expenses	35,599	37,501	119,345	128,869

Operating income (loss)	(2,836)	(3,355)	(52)	780
Other income (expense):
Interest expense	(2,159)	(2,100)	(8,233)	(8,413)
Gain on early retirement of debt	788	--	788	--
Miscellaneous	302	43	562	345
Loss before income taxes	(3,905)	(5,412)	(6,935)	(7,288)
Income tax provision (benefit)	8,009	(1,135)	7,177	(1,795)
Net loss	$(11,914)	$(4,277)	$14,112)	$5,493)

Memo:
Adjusted EBITDA	$3,836	$4,296	$10,681	$13,034

The Company's operating performance is evaluated using several measures. One of those measures, Adjusted EBITDA, which is derived from the net loss GAAP measurement, is used by the senior creditors and executive management in assessing liquidity because it eliminates certain non-cash charges. The computation of Adjusted EBITDA is as follows:

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	March 30, 2003	March 24, 2002	March 30, 2003	March 24, 2002
	(Dollars in thousands)
Net loss	$(11,914)	$(4,277)	$(14,112)	$(5,493)
Less excluded items:
Income tax expense (benefit)	8,009	(1,135)	7,177	(1,795)
Net interest expense	2,159	2,100	8,233	8,413
Depreciation and amortization	1,267	1,474	5,172	5,946
Restaurant pre-opening expense	--	--	--	2
Asset impairments	5,327	4,822	5,327	4,822
Loss provisions	--	1,293	--	1,293
Franchise tax expense	25	15	51	37
(Gain) loss on sale of assets	(249)	4	379)	191)
Gain on early retirement of debt	(788)	--	(788)	--
Adjusted EBITDA	$3,836	$4,296	$10,681	$13,034

As used herein, "Adjusted EBITDA" represents net loss plus: (1) net interest;  (2) income and franchise taxes;  (3) depreciation and amortization, including amortization of start-up costs; (4) restaurant pre-opening expenses;  (5) loss provisions;  (6) gains and losses on asset sales; (7) gain on early retirement of debt; and (8) impairments of long-lived assets. Romacorp has included information concerning Adjusted EBITDA in this press release because it believes that such information is used by certain investors as one measure of an issuer's historical ability to service debt. Adjusted EBITDA is not a measure determined in accordance with generally accepted accounting principles and should not be considered as an alternative to, or more meaningful than, earnings from operations or other traditional indications of an issuer's operating performance. Adjusted EBITDA as presented may not be comparable to EBITDA or other similarly titled measures defined and presented by other companies.